As filed with the Securities and Exchange Commission on May 4, 2010
Registration No. 333-141739

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Alexza Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0567768 (I.R.S. Employer Identification No.)
2091 Stierlin Court
Mountain View, California 94043
(650) 687-3900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas B. King
President and Chief Executive Officer
Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California 94043
(650) 687-3900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
James C. T. Linfield, Esq.
Brent D. Fassett, Esq.
Cooley LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021
(720) 566-4000

     Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF OFFERING AND REMOVAL OF SECURITIES FROM REGISTRATION
     Alexza Pharmaceuticals, Inc., a Delaware corporation (“Alexza”), originally registered the offer and sale of its common stock, preferred stock, debt securities, warrants and units (collectively, the “Securities”) in one or more offerings up to a total dollar amount of $150,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-141739) (the “Registration Statement”), the related base prospectus, issuer free writing prospectus and prospectus supplements as filed with the Securities and Exchange Commission.
     Pursuant to a Purchase Agreement, dated April 26, 2007, by and among Alexza and the underwriters listed on Schedule A thereto, Alexza sold 6,900,000 shares of its Common Stock at a price per share of $10.25 for aggregate proceeds of approximately $70,725,000.
     Pursuant to a Stock and Warrant Purchase Agreement, dated March 26, 2008, by and between Alexza and Biomedical Sciences Investment Fund Pte Ltd., Alexza sold 1,385,041 shares of its Common Stock at a weighted average price per share of approximately $7.22 for aggregate proceeds of approximately $10,000,013.50, and issued a warrant to purchase up to a number of shares of common stock equal to the number obtained by dividing $3,000,000 by the exercise price of $7.22 per share, or up to 415,512 shares. The Warrant remains outstanding and is exercisable for five years.
     Pursuant to an undertaking made in Item 17 of the Registration Statement, Alexza hereby removes from registration the remaining $69,274,986.49 of the Securities covered by the Registration Statement (the “Unsold Securities”), as only $80,725,013.51 of the Securities were sold under the foregoing agreements. The Registration Statement expired on April 16, 2010 and, accordingly, Alexza shall no longer maintain the registration of the Unsold Securities under the Registration Statement. By filing this Post-Effective Amendment No. 1 to the Registration Statement, Alexza hereby deregisters the Unsold Securities. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of the Unsold Securities.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on the 4th day of May, 2010.

ALEXZA PHARMACEUTICALS, INC.
By:	/s/ Thomas B. King
Thomas B. King
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas B. King Thomas B. King	President, Chief Executive Officer and Director (Principal Executive Officer)	May 4, 2010

/s/ August J. Moretti August J. Moretti	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 4, 2010

Hal V. Barron	Director

Andrew L. Busser	Director

* Samuel D. Colella	Director	May 4, 2010

* Alan D. Frazier	Director	May 4, 2010

* Deepika R. Pakianathan	Director	May 4, 2010

* J. Leighton Read	Director	May 4, 2010

* Gordon Ringold	Director	May 4, 2010

* Isaac Stein	Director	May 4, 2010

*By: /s/ Thomas B. King Thomas B. King Attorney-in-Fact		May 4, 2010